Better Choice Announces 19% Growth in Q1 2021 Gross Sales
Relative to Q4 2020 Gross Sales

NEW YORK – April 20, 2021 (GLOBE NEWSWIRE) – Better Choice Company (OTCQX: BTTR) (“Better Choice”), an animal health and wellness company, today announced preliminary Gross Sales of $13.4 million for the quarter ended March 31, 2021 relative to Gross Sales of $11.4m for the quarter ended December 31, 2020. For the full year and quarter-ended December 31, 2020, Net Sales were 83% and 82% of Gross Sales, respectively.

Relative to the most recent quarter ended December 31, 2020, this represents an increase in gross sales of approximately 19%, with this increase driven primarily by strong international sales and continued performance in the Company’s online channels.

“Overall, we were pleased with our performance in the first quarter and are looking forward to sharing more information with the investor community on our Q1 2021 earnings call. As we look to the rest of 2021, we are excited by the opportunity for continued growth as we execute our strategic plan,” said CEO Scott Lerner.

Further information regarding the Company’s Q1 2021 financial results and details regarding the Company’s Q1 2021 earnings call will be shared in May.

About Better Choice Company, Inc.
Better Choice Company Inc. is a growing animal health and wellness company committed to leading the industry shift toward pet products and services that help dogs and cats live healthier, happier and longer lives. We take an alternative, nutrition-based approach to animal health relative to conventional dog and cat food offerings and position our portfolio of brands to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. We have a demonstrated, multi-decade track record of success selling trusted animal health and wellness products and leverage our established digital footprint to provide pet parents with the knowledge to make informed decisions about their pet’s health. We sell the majority of our dog food, cat food and treats under the Halo and TruDog brands, which are focused, respectively, on providing sustainably sourced kibble and canned food derived from real whole meat, and minimally processed raw-diet dog food and treats. For more information, please visit https://www.betterchoicecompany.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:
Better Choice Company, Inc.
Scott Lerner, CEO

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Managing Director
PH: 212-896-1254
Valter@KCSA.com